AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This AMENDMENT NO. 1 (this “Amendment”), dated as of May 14, 2007, by and between First Albany Companies Inc., a New York corporation (the “Company”) and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), to the Rights Agreement, dated as of March 30, 1998 (the “Rights Agreement”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, as of the date hereof no Person is an Acquiring Person as defined in the Rights Agreement;
     WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time and the Rights Agent shall, if the Company so directs, supplement or amend this Rights Agreement without the approval of any holders of Right Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable;
     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement is necessary and desirable to effect the events set forth below and the Company and the Rights Agent desire to evidence such amendment in writing;
     WHEREAS, the Company and MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (“Investor”) will enter into an Investment Agreement of even date herewith (the “Investment Agreement”), pursuant to which, among other things, the Investor will purchase from the Company 33,333,333 shares of the Company’s common stock and related Rights, as adjusted pursuant to the Investment Agreement (the “Investment”); and
     WHEREAS, the Company desires to make certain amendments to the Rights Agreement to take into account the transactions contemplated by the Investment Agreement, and it is a condition to the consummation of the transactions contemplated by the Investment Agreement that the Company effect this Amendment as set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:
     1.     Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or an entity holding Common Shares of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (i) no

Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; (ii) George C. McNamee, Alan P. Goldberg (in each case together with their respective Affiliates and Associates) or any group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which either of them is a member (in each case, only for so long as he is the Beneficial Owner of at least 5% of the Common Shares) shall not be deemed an “Acquiring Person”; and (iii) MatlinPatterson (together with its Affiliates and Associates) or any group (as defined in Section 13(d) of the Exchange Act) in which it is a member shall not be deemed an “Acquiring Person”; provided, however, that if the Investment Agreement is terminated prior to the Closing Date (as defined in the Investment Agreement) for any reason in accordance with its terms or otherwise, the provisions of this paragraph (a)(iii) shall cease to apply.
     2.     Section 1 of the Rights Agreement is further amended and supplemented by adding the following sentence at the end of the definition of “Distribution Date”:
     Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to occur solely as a result of the execution and delivery of the Voting Agreements (as defined in the Investment Agreement) and the Investment Agreement, the consummation of the Investment or any of the other transactions contemplated by the Investment Agreement or the public announcement of any of the foregoing; provided, however, that if the Investment Agreement is terminated prior to the Closing Date (as defined in the Investment Agreement) for any reason in accordance with its terms or otherwise, the provisions of this sentence shall cease to apply.
     3.     Section 1 of the Rights Agreement is further amended and supplemented by adding the following sentence at the end of the definition of “Shares Acquisition Date”:
     Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to occur solely as a result of the execution and delivery of the Voting Agreements and the Investment Agreement or the consummation of the Investment or any of the other transactions contemplated by the Investment Agreement; provided, however, that if the Investment Agreement is terminated for any reason in accordance with its terms or otherwise, the provisions of this sentence shall cease to apply.
     4.     Section 1 of the Rights Agreement is further amended and supplemented by adding the following definitions in correct alphabetical order:
     “MatlinPatterson” shall mean MatlinPatterson FA Acquisition LLC, a Delaware limited liability company.

     “Investment” shall mean that certain investment pursuant to which, among other things, the Investor will purchase from the Company 33,333,333 shares of the Company’s common stock and related Rights, as adjusted, upon the terms and subject to the conditions set forth in the Investment Agreement.
     “Investment Agreement” shall mean that certain Investment Agreement dated as of May 14, 2007, between the Company and MatlinPatterson FA Acquisition LLC, a Delaware limited liability company.
     5.     The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Rights Agreement on the other hand, with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.
     6.     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     7.     This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same agreement.
     8.     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     9.     In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

FIRST ALBANY COMPANIES INC.
By:	/s/ Peter McNierney
	Name:	Peter McNierney
	Title:	CEO & President

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

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